For Immediate Release

PhotoWorks’ 1st Quarter Digital Sales Surge 76% to $2.3M

SEATTLE, WA (February 6, 2006) – PhotoWorks®, Inc. (OTCBB: PHTW), an Internet based digital photo-publishing company, today reported results for the first quarter of fiscal year 2006 ended December 24, 2005.

•	Digital sales increased 76% over same period last year to $2.3 Million
•	35 mm processing and other traditional revenue declined 43% to $1.6 Million
•	Gross Margin jumped to 43.7% compared to 32.9% same period last year

“PhotoWorks is beginning to show results from its investment in digital photography,” said Philippe Sanchez, Chairman and CEO of PhotoWorks. “We are pleased with the performance of our digital products and services over the holiday period, and we expect this trend to continue.”

For the 1st quarter for 2006:

Digital revenue totaled $2.323 Million, an increase of 76% from $1.322 Million in the 1st quarter of 2005. Traditional revenue totaled $1,641 Million, a 43% decline from $2.897 Million. Total net revenue totaled $3,964 Million, a 6% decline.

Gross margin as a percentage of net revenues increased to 43.7% compared to 32.9% in the 1st quarter of fiscal year 2005. The increase of gross margin is the result of higher margin sales and the streamlining of operations.

The Company reported a net loss of $328,000 compared to a net loss of $991,000 in the 1st quarter of fiscal year 2005, a 67% improvement.

About PhotoWorks, Inc.

PhotoWorks®, Inc. is an Internet based digital photo-publishing company. The company’s web based services allow PC and Mac users to create hard bound photo books, customized greeting cards, calendars, prints and other photography sourced products straight from their computers. Formerly known as Seattle Film Works, PhotoWorks has a 30-year national heritage of helping photographers share and preserve their memories with innovative and inspiring products and services. More information on the Company is available at www.photoworks.com or by e-mailing customercare@photoworks.com.

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For More Information, contact:

Press: Lisa Amore for PhotoWorks, tel.: 206.322.4658, lisa@amorepr.com

PhotoWorks® is a trademark of PhotoWorks, Inc.

PHOTOWORKS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 24,	September 24,
	2005	2005
A S S E T S	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$1,792	$1,872
Current portion of vendor receivable	463	249
Inventories	299	80
Prepaid expenses	150	60
TOTAL CURRENT ASSETS	2,704	2,261

PROPERTY AND EQUIPMENT, NET	495	483

OTHER ASSETS
Long-term vendor receivable	81	175
Lease deposits	33	33
TOTAL OTHER ASSETS	114	208

TOTAL ASSETS	$3,313	$2,952

L I A B I L I T I E S
CURRENT LIABILITIES
Accounts payable	$1,949	$953
Accrued compensation	343	463
Other accrued expenses	475	713
ITC penalty, current portion	256	252
Current portion of capital lease obligations	11	6
Deferred revenues	404	408
Current portion of subordinated debentures	65	65
TOTAL CURRENT LIABILITIES	3,503	2,860

LONG-TERM LIABILITIES
ITC penalty, non-current portion	276	274
Capital lease obligations, net of current portion	-	7
TOTAL LONG-TERM LIABILITIES	276	281

TOTAL LIABILITIES	3,779	3,141

STOCKHOLDERS' DEFICIT
Common stock	198	198
Additional paid-in capital	24,112	24,061
Accumulated deficit	(24,776)	(24,448)
TOTAL STOCKHOLDERS' DEFICIT	(466)	(189)

TOTAL LIABILITIES	$3,313	$2,952

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PHOTOWORKS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Period Ended	Period Ended
	December 24,	December 25,
	2005	2004
	(Unaudited)	(Unaudited)
REVENUES	$3,964	$4,219

COST OF GOODS AND SERVICES	2,231	2,828

GROSS PROFIT	1,733	1,391

OPERATING EXPENSES
Customer service	159	149
Marketing	1,064	734
Research and development	450	892
General and administrative	441	566
TOTAL OPERATING EXPENSES	2,114	2,341

LOSS FROM OPERATIONS	(381)	(950)

OTHER INCOME (EXPENSE)
Interest expense	-	(55)
Interest income	3	-
Other income, net	50	14
TOTAL OTHER INCOME (EXPENSE)	53	(41)

LOSS BEFORE INCOME TAXES	(328)	(991)

INCOME TAX BENEFIT	-	-

NET LOSS	$(328)	$(991)

BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(0.02)	$(0.28)

WEIGHTED AVERAGE NUMBER OF
COMMON STOCK SHARES OUTSTANDING,
BASIC AND DILUTED	19,794,672	3,549,800

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